As filed with the Securities and Exchange Commission on November 23, 2015

Registration No. 333-148950

Registration No. 333-161169

Registration No. 333-168313

Registration No. 333-175855

Registration No. 333-175856

Registration No. 333-182958

Registration No. 333-182959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148950

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161169

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168313

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175855

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175856

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182958

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182959

Under the Securities Act of 1933

IPC HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33930	No. 95-4562058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4605 Lankershim Boulevard, Suite 617

North Hollywood, California 91602

(Address of principal executive offices including Zip Code)

(888) 447-2362

(Registrant’s telephone number, including area code)

1997 Equity Participation Plan

2002 Equity Participation Plan

IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan

IPC The Hospitalist Company, Inc. Employee Stock Purchase Plan

IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan

(Full Titles of the Plans)

David Jones

Vice President and Treasurer

IPC Healthcare, Inc.

4605 Lankershim Boulevard, Suite 617

North Hollywood, California 91602

(888) 447-2362

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-148950, registering 592,170 shares of common stock, par value $0.001 per share (“Common Stock”) of IPC Healthcare, Inc. (n/k/a Intrepid Healthcare Services, Inc., the “Company”), reserved for issuance under the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan, 531,250 shares of Common Stock reserved for issuance under the 2002 Equity Participation Plan, 1,054,688 shares of Common Stock reserved for issuance under the 1997 Equity Participation Plan, and 156,250 shares of Common Stock reserved for issuance under the IPC The Hospitalist Company, Inc. Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2008;

•	Registration Statement No. 333-161169, registering 415,503 shares of Common Stock, reserved for issuance under the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan, which was filed with the SEC on August 7, 2009;

•	Registration Statement No. 333-168313, registering 405,247 shares of Common Stock, reserved for issuance under the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan, which was filed with the SEC on July 26, 2010;

•	Registration Statement No. 333-175855, registering 407,921 shares of Common Stock, reserved for issuance under the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan, which was filed with the SEC on July 28, 2011;

•	Registration Statement No. 333-175856, registering 150,000 shares of Common Stock, reserved for issuance under the IPC The Hospitalist Company, Inc. Employee Stock Purchase Plan, which was filed with the SEC on July 28, 2011;

•	Registration Statement No. 333-182958, registering 114,261 shares of Common Stock, reserved for issuance under the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan, which was filed with the SEC on July 31, 2012; and

•	Registration Statement No. 333-182959, registering 1,422,130 shares of Common Stock, reserved for issuance under the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan, which was filed with the SEC on July 31, 2012.

On November 23, 2015, pursuant to the Agreement and Plan of Merger, dated as of August 4, 2015 (the “Merger Agreement”), by and among Team Health Holdings, Inc., a Delaware corporation (“Team Health”), Intrepid Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Team Health (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Team Health. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements and no future equity awards will be granted under the plans listed on such Registration Statements.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold and/or unissued at the termination of the offering, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold and/or unissued under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on this 23rd day of November, 2015. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.

IPC HEALTHCARE, INC.

By:	/s/ David Jones
Name:	David Jones
Title:	Vice President and Treasurer